Exhibit 99.1

K2M Group Holdings, Inc. Reports Third Quarter 2016 Financial Results with U.S. Revenue Growth of 17% year-over-year; Updates Fiscal Year 2016 Outlook

Leesburg, VA, November 2, 2016 - K2M Group Holdings, Inc. (Nasdaq: KTWO) (the "Company" or "K2M"), a global medical device company focused on designing, developing and commercializing innovative and proprietary complex spine and minimally invasive spine technologies and techniques, today reported financial results for the third quarter ended September 30, 2016.

Third Quarter 2016 Financial Summary:

•	Total reported revenue of $59.3 million, up 7.8% year-over-year. Total revenue increased 8.7% year-over-year on a constant currency basis.

•	Domestic revenue of $46.0 million, up 16.5% year-over-year

•	U.S. Complex Spine growth of 15.8% year-over-year

•	U.S. Minimally Invasive Surgery (MIS) growth of 6.7% year-over-year

•	U.S. Degenerative growth of 21.1% year-over-year

•	International revenue of $13.3 million, down 14.3% year-over-year. International revenue decreased 11.8% year-over-year on a constant currency basis.

•	Net loss of $7.9 million for the three months ended September 30, 2016, compared to a net loss of $10.2 million last year.

•	Adjusted EBITDA of $2.8 million for the three months ended September 30, 2016, compared to Adjusted EBITDA of $1.1 million last year.

Third Quarter 2016 Highlights:

•	On August 8, 2016, the Company announced the pricing of a private offering of $50 million aggregate principal amount of 4.125% convertible senior notes (the “Notes”) due 2036.

•
On September 21, 2016, the Company announced at the Scoliosis Research Society (SRS) 51st Annual Meeting & Course in Prague, Czech Republic, that it has received 510(k) clearance from the U.S. Food and Drug Administration (FDA) for screw and connector components toward a growing spine application for its MESA® Spinal System. This clearance enables these screw and connector components to be used as a part of a growing rod construct designed to accommodate growth in patients under 10 years of age.

Highlights Subsequent to Quarter-End:

•
On October 6, 2016, the Company announced it has received 510(k) clearance from the FDA to expand its CASCADIA™ Lateral Interbody System featuring Lamellar 3D Titanium Technology™, the Company's innovative technology that uses 3D printing with the goal of allowing for bony integration throughout an implant. The CASCADIA Lateral Interbody System line extension clearance strengthens K2M's MIS portfolio and the Company's leadership in the 3D printing of spinal devices, as evidenced by its having the most comprehensive 3D-printed spinal portfolio available on the market.

•
On October 26, 2016, the Company announced the U.S. launch of its award-winning CASCADIA Interbody Systems, featuring Lamellar 3D Titanium Technology, during the 31st North American Spine Society (NASS) Annual Meeting. K2M presented clinical background on its 3D-printed technologies and showcased the Company's comprehensive CASCADIA product portfolio, which was recognized by Orthopedics This Week with a 2016 Spine Technology Award as one of the best new spine technologies of 2016.

“Our third quarter sales growth of 16.5% in the U.S. was consistent with both our near-term expectations, and our long-term objective of revenue growth in the mid-to-high teens,” said President and Chief Executive Officer, Eric Major. “U.S. sales this quarter were driven primarily by a strong summer deformity season and the contributions from new customers adopting K2M’s innovative technologies across our procedure categories, but most notably in our degenerative and minimally invasive categories, which are benefitting from sales of our Lamellar 3D Titanium Technology platform. K2M offers the most comprehensive portfolio of FDA-cleared 3D-printed spinal devices on the market today and the surgeon community continues to show increasing awareness of our leadership position in this important area of the market.”

Mr. Major continued: “U.S. sales have increased 15% over the first nine months of 2016, driven by strong growth in each of our procedure categories-complex, minimally invasive and degenerative-which have increased sales 12%, 16% and 17%, respectively, so far this year. We are pleased to be reporting improving profitability as the year progresses. In addition, we look forward to continued progress throughout the balance of 2016 and have updated our full-year guidance expectations accordingly.”

Third Quarter 2016 Financial Results

	Three Months Ended September 30,		Increase / Decrease
($,thousands)	2016	2015	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$45,978	$39,459	$6,519	16.5%	16.5%
International	13,332	15,550	(2,218)	(14.3)%	(11.8)%
Total Revenue:	$59,310	$55,009	$4,301	7.8%	8.7%

Total revenue for third quarter 2016 increased $4.3 million, or 7.8%, to $59.3 million, compared to $55.0 million in the third quarter of 2015. Total revenue increased 8.7% year-over-year on a constant currency basis. The increase in revenue was primarily driven by greater sales volume from new surgeon users and newer product offerings, partially offset by a decrease in existing customer usage and decreases in both international direct and distributor revenue compared to last year.

Revenue in the United States increased $6.5 million, or 16.5% year-over-year, to $46.0 million, and international revenue decreased $2.2 million, or 14.3% year-over-year, to $13.3 million. Third quarter 2016 international revenue decreased 11.8% year-over-year on a constant currency basis. Foreign currency exchange impacted third quarter international revenue by approximately $0.4 million, representing approximately 247 basis points of international growth year-over-year.

The following table represents domestic revenue by procedure category.

	Three Months Ended September 30,		Increase / Decrease
($,thousands)	2016	2015	$ Change	% Change
Complex Spine	$19,516	$16,852	$2,664	15.8%
Minimally Invasive	6,767	6,344	423	6.7%
Degenerative	19,695	16,263	3,432	21.1%
U.S Revenue:	$45,978	$39,459	$6,519	16.5%

By procedure category, U.S. revenue in the Company’s complex spine, MIS and degenerative categories represented 42.4%, 14.7% and 42.9% of U.S. revenue, respectively, for the three months ended September 30, 2016.

Gross profit for third quarter 2016 increased 5.8% to $39.8 million, compared to $37.6 million for third quarter 2015. Gross margin was 67.1% compared to 68.4% last year. Gross profit includes amortization expense on investments in surgical instruments of $3.5 million, or 5.8% of sales, for the three months ended September 30, 2016, compared to $3.1 million, or 5.7% of sales, last year. Third quarter of fiscal 2015 cost of goods sold included costs, net of recoveries, associated with medical device excise tax of $(0.1) million compared to no such expenses in the current period.

Operating expenses for third quarter 2016 decreased $1.7 million, or 3.6%, to $45.9 million, compared to $47.6 million for third quarter 2015. The decrease in operating expenses was driven primarily by a 15.0% decrease in general and administrative expenses offset partially by a 2.1% increase in sales and marketing expenses compared to last year.
Loss from operations for the third quarter of 2016 was $6.1 million, compared to a loss from operations of $10.0 million last year. Loss from operations included intangible amortization of $2.6 million and $2.5 million for the third quarters of 2016 and 2015, respectively.
Other expense for the third quarter of 2016 increased $1.8 million to $1.9 million, compared to $0.1 million last year. The increase in other expense, net was primarily attributable to interest expense incurred on the capital lease obligation related to our headquarters and operations facilities as well as the Notes issued in August 2016, and an increase of $0.5 million in unrealized losses from foreign currency re-measurement on intercompany payable balances. Foreign currency losses impacted operating results compared to last year due to changes in the average exchange rates of the U.S. Dollar, Pound Sterling and Euro applied to intercompany balances in both periods.
Net loss for the third quarter of 2016 was $7.9 million, or $(0.19) per diluted share, compared to a loss of $10.2 million, or $(0.25) per diluted share, for the third quarter of 2015.

Nine-Months 2016 Financial Results

	Nine Months Ended September 30,		Increase / Decrease
($,thousands)	2016	2015	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$133,409	$116,055	$17,354	15.0%	15.0%
International	41,434	45,732	(4,298)	(9.4)%	(7.9)%
Total Revenue:	$174,843	$161,787	$13,056	8.1%	8.6%

For the nine months ended September 30, 2016, total revenue increased $13.0 million, or 8.1%, to $174.8 million, compared to $161.8 million for the nine months ended September 30, 2015. Total revenue increased 8.6% year-over-year on a constant currency basis. U.S. revenue increased $17.3 million, or 15.0%, to $133.4 million for the first nine months of 2016, compared to $116.1 million last year. International revenue decreased $4.3 million, or 9.4%, to $41.4 million for the first nine months of 2016, compared to $45.7 million last year. International revenue decreased 7.9% year-over-year on a constant currency basis.

	Nine Months Ended September 30,		Increase / Decrease
($,thousands)	2016	2015	$ Change	% Change
Complex Spine	$53,981	$48,204	$5,777	12.0%
Minimally Invasive	20,653	17,766	2,887	16.3%
Degenerative	58,775	50,085	8,690	17.4%
U.S Revenue:	$133,409	$116,055	$17,354	15.0%

Sales in our complex spine, MIS and degenerative categories represented 40.5%, 15.5% and 44.0% of U.S. revenue, respectively, for the first nine months of 2016.

As of September 30, 2016, we had cash and cash equivalents of $46.1 million as compared to $34.6 million as of December 31, 2015. We had working capital of $120.9 million as of as September 30, 2016 compared to $107.4 million as of December 31, 2015. At September 30, 2016, outstanding long-term indebtedness included the carrying value of the Notes of $36.4 million and the capital lease obligation of $35.2 million. In addition, we had no borrowings outstanding under our credit facility.

2016 Outlook

The Company is updating its fiscal year 2016 guidance expectations, which was recently reaffirmed on August 3, 2016.

The Company now expects:

•	Total revenue on an as reported basis in the range of $233.5 million to $235.0 million, representing growth of 8% to 9% year-over-year, compared to total revenue of $216.0 million in fiscal year 2015.

•	Total net loss of approximately $43.0 million to $39.0 million, compared to a total net loss of $39.4 million in fiscal year 2015.

•	Adjusted EBITDA in a range of ($2.0) million to $2.0 million, compared to Adjusted EBITDA of ($142) thousand in fiscal year 2015.

Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on November 2nd to discuss the results of the quarter, and to host a question and answer session. Those who would like to participate may dial 888-670-2254 (913-312-1510 for international callers) and provide access code 3362399 approximately 10 minutes prior to the start of the call. A live webcast of the call will also be provided on the investor relations section of the Company's website at http://Investors.K2M.com/.

For those unable to participate, a replay of the call will be available for two weeks at 888-203-1112 (719-457-0820 for international callers); access code 3362399. The webcast will be archived on the investor relations section of the Company's website.

About K2M Group Holdings, Inc.
K2M Group Holdings, Inc. is a global medical device company focused on designing, developing and commercializing innovative complex spine and minimally invasive spine technologies and techniques used by spine surgeons to treat some of the most difficult and challenging spinal pathologies. K2M has leveraged these core competencies to bring to market an increasing number of products for patients suffering from degenerative spinal conditions. These technologies and techniques, in combination with a robust product pipeline, enable the Company in the global spinal surgery market. Additional information is available online at www.K2M.com.

Forward-Looking Statements
This press release contains forward-looking statements that reflect current views with respect to, among other things, operations and financial performance. Forward-looking statements include all statements that are not historical facts such as our statements about our expected financial results and guidance and our expectations for future business prospects, including with respect to our international distribution partners in Australia and Japan. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties including, among other things: our ability to achieve or sustain profitability; our ability to successfully demonstrate the merits of our technologies; pricing pressure from our competitors, hospitals and changes in third-party coverage and reimbursement; competition and our ability to develop and commercialize new products; aggregation of hospital purchasing from collaboration and consolidation; hospitals and other healthcare providers may be unable to obtain adequate coverage and reimbursement for procedures performed using our products; the safety and efficacy of our products is not yet supported by long-term clinical data; our dependence on a limited number of third-party suppliers; our ability to maintain and expand our network of direct sales employees, independent sales agencies and international distributors and their level of sales or distribution activity with respect our products; the proliferation of physician-owned distributorships; concentration of sales from a limited number of spinal systems or products that incorporate these technologies; loss of the services of key members of our senior management, consultants or personnel; ability to enhance our product offerings through our research and development efforts; failure to properly manage our anticipated growth; acquisitions of or investments in new or complementary businesses, products or technologies; ability to train surgeons on the safe and appropriate use of our products; requirements to maintain high levels of inventory; impairment of our goodwill or intangible assets; disruptions in our information technology systems; any disruption or delays in operations at our facilities, including our new headquarter facility; or an ability to ship a sufficient number of our products to meet demand; ability to strengthen our brand; fluctuations in insurance cost and availability; extensive governmental regulation; in the United States and foreign jurisdictions; failure to obtain or maintain regulatory approvals and clearances; requirements for new 510(k) clearances, premarket approvals or new or amended CE Certificates of Conformity; medical device reporting regulations in the United States and foreign jurisdictions; voluntary corrective actions by us or our distribution or other business partners or agency enforcement actions; a recall of our products; withdrawal or restrictions on our products or the discovery of serious safety issues with our products; possible enforcement action if we engage in improper marketing or promotion of our products; the misuse or off-label use of our products; delays or failures in any future clinical trials; the results of clinical trials; procurement and use of allograft bone tissue; environmental laws and regulations; compliance by us or our sales representatives with FDA regulations or fraud and abuse laws; U.S. legislative or regulatory healthcare reforms; medical device tax provisions in the healthcare reform laws; our need to generate significant sales to become profitable; potential fluctuations in sales volumes and our results of operations may fluctuate over the course of the year; uncertainty in our future capital needs; failure to comply with restrictions in our revolving credit facility; continuing worldwide economic instability; our inability to protect our intellectual property rights; our reliance on patent rights that we either license from others or have obtained through assignments; our patent litigation; the outcome of potential claims that we, our employees, our independent sales agencies or our distributors have wrongfully used or disclosed alleged trade secrets or are in breach of non-competition or non-solicitation agreements with our competitors; potential product liability lawsuits; operating risks relating to our international operations; foreign currency fluctuations; our ability to comply with the Foreign Corrupt Practices Act and similar laws associated with our activities outside the United States; possible conflicts of interest with our large shareholders; increased costs and additional regulations and requirements as a result of becoming a public company; our ability to implement and maintain effective internal control over financial reporting in the future; the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make; and other risks and uncertainties, including those described under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and our filings with the SEC.
We operate in a very competitive and challenging environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this release. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements.

Investor Contact:
Westwicke Partners on behalf of K2M Group Holdings, Inc.
Mike Piccinino, CFA
443-213-0500
K2M@westwicke.com

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	September 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$46,117	$34,646
Accounts receivable, net	43,215	38,773
Inventory, net	66,737	62,002
Prepaid expenses and other current assets	6,443	19,820
Total current assets	162,512	155,241
Property, plant and equipment, net	51,021	38,318
Goodwill	121,814	121,814
Intangible assets, net	25,340	33,123
Other assets, net	30,579	26,016
Total assets	$391,266	$374,512

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities under capital lease obligation	$937	$284
Accounts payable	14,528	22,483
Accrued expenses	13,789	13,559
Accrued payroll liabilities	12,318	11,507
Total current liabilities	41,572	47,833
Convertible senior notes	36,383	—
Capital lease obligation, net of current maturities	35,187	34,140
Deferred income taxes, net	5,009	5,042
Other liabilities	820	835
Total liabilities	118,971	87,850

Stockholders’ equity:
Common stock, $0.001 par value, 750,000,000 shares authorized; 42,206,258 and 41,337,692 shares issued and 42,197,647 and 41,337,692 shares outstanding, respectively.	42	41
Additional paid-in capital	471,915	454,153
Accumulated deficit	(198,614)	(169,421)
Accumulated other comprehensive (loss) income	(914)	1,889
Treasury stock, at cost, 8,611 and 0 shares, respectively.	(134)	—
Total stockholders’ equity	272,295	286,662
Total liabilities and stockholders’ equity	$391,266	$374,512

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue	$59,310	$55,009	$174,843	$161,787
Cost of revenue	19,512	17,390	58,747	53,507
Gross profit	39,798	37,619	116,096	108,280
Operating expenses:
Research and development	5,199	5,154	15,989	14,808
Sales and marketing	27,384	26,808	84,132	79,588
General and administrative	13,312	15,667	41,343	42,575
Total operating expenses	45,895	47,629	141,464	136,971
Loss from operations	(6,097)	(10,010)	(25,368)	(28,691)
Other expense, net:
Foreign currency transaction loss	(547)	(12)	(1,099)	(1,552)
Interest expense	(1,319)	(110)	(2,705)	(354)
Total other expense, net	(1,866)	(122)	(3,804)	(1,906)
Loss before income taxes	(7,963)	(10,132)	(29,172)	(30,597)
Income tax (benefit) expense	(53)	83	21	125
Net loss	(7,910)	(10,215)	(29,193)	(30,722)
Basic and diluted	$(0.19)	$(0.25)	$(0.70)	$(0.77)
Weighted average shares outstanding:
Basic and diluted	41,940,370	41,074,245	41,639,609	39,892,068

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Operating activities
Net loss	$(29,193)	$(30,722)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	21,452	18,396
Provision for allowance for doubtful accounts	(18)	177
Provision for inventory reserves	2,817	1,128
Stock-based compensation expense	5,381	8,863
Accretion of discounts and amortization of issuance costs of convertible senior notes	558	—
Deferred income taxes	(33)	—
Changes in operating assets and liabilities:
Accounts receivable	(5,292)	(7,729)
Inventory	(6,466)	(6,839)
Prepaid expenses and other assets	(7,636)	(5,262)
Accounts payable, accrued expenses, and accrued payroll liabilities	3,442	8,795
Net cash used in operating activities	(14,988)	(13,193)
Investing activities
Purchase of surgical instruments	(10,986)	(6,595)
Purchase of property, plant and equipment	(16,338)	(2,424)
Changes in cash restricted for leasehold improvements	6,153	—
Purchase of intangible assets	(1,282)	(538)
Net cash used in investing activities	(22,453)	(9,557)
Financing activities
Borrowings on bank line of credit	19,500	25,000
Payments on bank line of credit	(19,500)	(25,000)
Proceeds from issuance of convertible senior notes, net of issuance costs	47,575	—
Proceeds from issuances of common stock, net of issuance costs	—	54,401
Issuances and exercise of stock-based compensation benefit plans, net of income tax	1,262	925
Net cash provided by financing activities	48,837	55,326
Effect of exchange rate changes on cash and cash equivalents	75	(311)
Net increase in cash and cash equivalents	11,471	32,265
Cash and cash equivalents at beginning of period	34,646	11,411
Cash and cash equivalents at end of period	$46,117	$43,676

Significant non-cash investing activities
Leasehold improvements, including property under capital lease	$598	$—

Significant non-cash financing activities
Deferred convertible senior notes issuance costs	$486	$—
Common stock offering costs	$—	$244

Cash paid for:
Income taxes	$177	$93
Interest	$339	$91

K2M GROUP HOLDINGS, INC.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
(In Thousands)

Use of Non-GAAP Financial Measures
This press release includes the non-GAAP financial measures of revenue in constant currency, Adjusted Gross Profit, and Adjusted EBITDA.
The Company presents these non-GAAP measures because it believes these measures are useful indicators of the Company’s operating performance. Management uses these non-GAAP measures principally as a measure of the Company's operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. The Company also believes that these measures are useful to our management and investors as a measure of comparative operating performance from period to period.
Constant currency information compares results between periods as if exchange rates had remained constant period-to-period. We calculate constant currency by converting the prior-year results using current-year foreign currency exchange rates.
Adjusted Gross Profit represents Gross Profit less amortization expense of surgical instruments and medical device excise tax expense. The Company presented Adjusted Gross Profit because it believes it is a useful measure of the Company's gross profit and operating performance because the measure is not burdened by the timing impact of instrument purchases and related amortization as well as the medical device tax. The Company believes that Adjusted Gross Profit is useful to investors because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry.
Adjusted EBITDA represents net loss plus interest expense, income tax (benefit) expense, depreciation and amortization, stock-based compensation expense and foreign currency transaction loss. Adjusted EBITDA will also include a deduction for cash payments made for rent on the Company's new headquarters and operations facilities under the capital lease agreement once rent payment commence in October 2016.
Adjusted EBITDA is presented because the Company believes it is a useful indicator of its operating performance. Management uses the measure principally as a measure of the Company's operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes Adjusted EBITDA is useful to investors because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period.
Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that the Company's future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company's presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA on a supplemental basis. The Company's definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The following table presents reconciliations of gross profit to adjusted gross profit and net loss to Adjusted EBITDA for the periods presented.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Reconciliation from Gross Profit to Adjusted Gross Profit
Gross profit	$39,798	$37,619	$116,096	$108,280
Surgical instrument amortization	3,454	3,142	10,150	9,146
Medical device excise tax	—	(51)	(866)	1,209
Adjusted gross profit (a Non-GAAP Measure)	$43,252	$40,710	$125,380	$118,635

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Reconciliations from Net Loss to Adjusted EBITDA
Net loss	$(7,910)	$(10,215)	$(29,193)	$(30,722)
Interest expense	1,319	110	2,705	354
Income tax (benefit) expense	(53)	83	21	125
Depreciation and amortization	7,415	6,126	21,452	18,396
Stock-based compensation expense	1,527	4,954	5,381	8,863
Foreign currency transaction loss	547	12	1,099	1,552
Adjusted EBITDA (a Non-GAAP Measure)	$2,845	$1,070	$1,465	$(1,432)
The following table presents a reconciliation of net loss to Adjusted EBITDA for our 2016 guidance:

Year Ended December 31,
2016
Net loss	$(41,000)
Interest expense	4,225
Income tax expense	—
Depreciation and amortization	29,200
Stock-based compensation expense	7,200
Foreign currency transaction loss	1,200
Cash-based rent payments (1)	(825)
Adjusted EBITDA	$—
The reconciliation assumes the midpoint of the Adjusted EBITDA range and the midpoint of each component of the reconciliation, corresponding to guidance of ($2.0) million to $2.0 million for 2016.
(1) Represents expected cash payments for rent on the Company's new headquarters and operations facilities under the capital lease agreement, which begin in October 2016.